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LB SERIES FUND, INC.
625 Fourth Avenue South
Minneapolis, Minnesota  55415


February 24, 1997


LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, MN   55415

Dear Sir or Madam:

You have requested my opinion for use in conjunction with a Rule 24f-2 Notice for LB Series Fund, Inc. (the "Fund") to be filed in respect of shares of capital stock of the Fund ("Shares") sold for the fiscal year ended December 31, 1996, pursuant to the Fund's Registration Statement filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (File No. 33-3677) ("Registration Statement").

In its pre-effective Registration Statement, the Fund elected to register an indefinite number of Shares pursuant to the provisions of Rule 24f-2.

I have reviewed the amended Registration Statement of the Fund and such other documents and records deemed relevant. On the basis of the foregoing, it is my opinion that the Shares sold for the fiscal year ended December 31, 1996, registration of which the Rule 24f-2 Notice makes definite in number, were legally issued, fully paid and nonassessable.

I consent to your filing this opinion as an Exhibit to the Rule 24f-2 Notice referred to above, the Registration Statement of the Fund and to any application or Registration Statement filed under the Securities Laws of any of the States of the United States.

Sincerely,


/s/ Randall L. Wetherille
Randall L. Wetherille
Assistant Secretary
(612) 340-8039

RLW:ah\Opin97